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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.   )*


                             CONRAD INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    208305102
                      ------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)

            |X|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Cannell Capital LLC
             94-3366999

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             California

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              648,852
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         648,852
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             648,852
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             9.2%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             IA
--------------------------------------------------------------------------------

                                                              Page 3 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             J. Carlo Cannell

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             USA

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              648,852
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         648,852
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             648,852
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             9.2%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN, HC
--------------------------------------------------------------------------------

                                                              Page 4 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             The Anegada Fund Limited

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             Cayman Islands

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              53,900
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         53,900
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             53,900
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.8%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
--------------------------------------------------------------------------------

                                                              Page 5 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             The Cuttyhunk Fund Limited

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             Bermuda

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

                         0
             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              183,552
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

                         0
             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         183,552
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             183,552
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.6%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
--------------------------------------------------------------------------------

                                                              Page 6 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Tonga Partners, L.P.
             94-3164039

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             Delaware

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              271,400
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         271,400
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             271,400
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.8%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
--------------------------------------------------------------------------------

                                                              Page 7 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             GS Cannell Portfolio, LLC
             98-0232642

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             Delaware

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              95,400
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         95,400
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             95,400
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.3%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
--------------------------------------------------------------------------------

                                                              Page 8 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Pleiades Investment Partners, L.P.
             23-2688812

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             Delaware

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

                         0
             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              35,200
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

                         0
             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         35,200
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             35,200
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.5%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN
--------------------------------------------------------------------------------

                                                              Page 9 of 15 Pages
 ........................
CUSIP No.  208305102
           ---------
 ........................
--------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS.
1            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             George S. Sarlo 1995 Charitable Remainder Trust
             94-6685897

--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
             (A)  |X|

             (B)  |_|

--------------------------------------------------------------------------------
             SEC USE ONLY
3

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4
             California

--------------------------------------------------------------------------------

               5         SOLE VOTING POWER

             -------------------------------------------------------------------
   NUMBER OF
    SHARES     6         SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              9,400
     EACH    -------------------------------------------------------------------
  REPORTING
 PERSON WITH   7         SOLE DISPOSITIVE POWER

             -------------------------------------------------------------------
               8         SHARED DISPOSITIVE POWER

                         9,400
--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             9,400
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.1%
--------------------------------------------------------------------------------

12           TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer

                  Conrad Industries, Inc.


         (b)      Address of Issuer's Principal Executive Offices

                  1501 Front Street
                  Morgan City, IA 70381

Item 2.

         (a)      Name of Person Filing

                  This statement is being filed by (i) Cannell Capital, LLC, a California limited liability company and registered investment adviser ("IA"), (ii) J. Carlo Cannell ("Managing Member"),
                  (iii) The Anegada Fund Limited ("Anegada"), (iv) The Cuttyhunk Fund Limited ("Cuttyhunk"), (v) Tonga Partners, L.P. ("Tonga"), (vi) GS Cannell Portfolio, LLC ("GS Cannell"),
                  (vii) Pleiades Investment Partners, LP ("Pleiades"), and
                  (viii) George S. Sarlo 1995 Charitable Remainder Trust ("Trust") (collectively, the "Reporting Persons"). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

                  IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

                  Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness of such information concerning any other Reporting Person.


         (b)      Address of Principal Business office or, if none, Residence

                  IA's principal business office is located at:
                  2500 18th Street, Third Floor, San Francisco, CA 94110

                  Managing Member's principal business office is located at:
                  2500 18th Street, Third Floor, San Francisco, CA 94110

                  Anegada's principal business office is located at:
                  c/o Goldman Sachs (Cayman) Trust, Limited, 2nd Floor, Harbour Centre, George Town, Cayman Islands, BWI

                  Cuttyhunk's principal business office is located at:
                  73 Front Street, Hamilton, Bermuda HM 12

                  Tonga's principal business office is located at:
                  2500 18th Street, Third Floor, San Francisco, CA 94110

                  GS Cannell's principal business office is located at:
                  701 Mount Lucas Road, CN 850, Princeton, NJ 08542

                  Pleiades' principal business office is located at:
                  6022 West Chester Pike, Newtown Square, PA 19073

                  Trust's principal business office is located at:
                  750 Battery Street, Suite 700, San Francisco, CA 94111

         (c)      Citizenship

                  Item 4 of each cover page is incorporated by reference

         (d)      Title of Class Securities

                  Common

         (e)      CUSIP Number

                  208305102

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a)   |_|  Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).
                  (b)   |_|  Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).
                  (c)   |_|  Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c).
                  (d)   |_|  Investment company registered under section 8 of
                             the Investment Company Act (15 U.S.C. 80a-8).
                  (e)   |_|  An investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E).
                  (f)   |_|  An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(ii)(F).
                  (g)   |_|  A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G).
                  (h)   |_|  A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813).

                  (i)   |_|  A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                  (j)   |_|  Group in accordance with Section
                             240.13d-1(b)(ii)(J).


Item 4.           Ownership

                  Common Stock:

                             Items 5-9 and 11 of each cover sheet are incorporated by reference



Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following . N/A



Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  IA, a registered investment adviser, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. No single investment advisory client of IA owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.
                  See Exhibit A

Item 9.           Notice of Dissolution of Group.
                  Not Applicable.

Item 10.          Certification:

                  (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                        SIGNATURE
Date:  ___________, 2001
                             CANNELL CAPITAL LLC

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member

                             J. CARLO CANNELL

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell

                             THE ANEGADA FUND LIMITED

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member
                               Cannell Capital LLC, Investment Adviser

                             THE CUTTYHUNK FUND LIMITED

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member
                               Cannell Capital LLC, Investment Adviser

                             TONGA PARTNERS, L.P.

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member
                               Cannell Capital LLC, General Partner

                             GS Cannell Portfolio, LLC

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member
                               Cannell Capital LLC, Investment Adviser

                             PLEIADES INVESTMENT PARTNERS, LP

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member
                               Cannell Capital LLC, Investment Adviser

                             GEORGE S. SARLO 1995 CHARITABLE
                             REMAINDER TRUST

                             /s/ Carlo Cannell
                             --------------------------------------------
                                 J. Carlo Cannell, Managing Member
                               Cannell Capital LLC, Investment Adviser

EXHIBIT A
        -

            Identification and Classification of Members of the Group
            ---------------------------------------------------------


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

              Name                            Classification
              ----                            --------------

Cannell Capital LLC                   California limited liability company,
                                      Investment Adviser

J. Carlo Cannell                      Individual, control person of Cannell
                                      Capital LLC

The Anegada Fund Limited              A Cayman Islands company

The Cuttyhunk Fund Limited            A Bermuda company

Tonga Partners, L.P.                  A Delaware limited partnership

GS Cannell Portfolio, LLC             A Delaware limited liability company

Pleiades Investment Partners, LP      A Delaware limited partnership

George S. Sarlo 1995 Charitable       A charitable trust organized in California
Remainder Trust